EV Energy Partners Announces 2007 Year-End Reserves and Updated Guidance

HOUSTON, Mar 03, 2008 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced year-end 2007 proved reserves and guidance for the fourth quarter 2007, first quarter 2008 and second through fourth quarters 2008.

Year-End 2007 Proved Reserves

EVEP's year-end 2007 proved reserves are 329.4 billion cubic feet equivalents (bcfe), a 430% increase over year-end 2006 proved reserves. These proved reserves had a Standardized Measure of $681.8 million. Standardized Measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined using prices and costs in effect as of the date of estimation and discounted using an annual discount rate of 10%. Approximately 76% of the company's proved reserves were natural gas; 84% of which were proved developed and 16% of which were proved undeveloped.

During 2007, EVEP achieved a reserve replacement ratio, including acquisitions, of over 2200% at a reserve replacement cost of $1.68 per Mcfe.

	Natural Gas	Crude Oil	NGL's	Natural Gas Equivalents
	(Bcf)	(MMBbls)	(MMBbls)	(Bcfe)
Appalachian Basin	51.9	1.13	0.00	58.7
Michigan	58.2	0.00	0.00	58.2
Monroe Field	74.8	0.00	0.00	74.8
Permian Basin	34.8	0.91	6.38	78.6
Central and East Texas	20.7	1.44	2.32	43.2
Mid-Continent Area	9.6	1.03	0.02	15.9
Total Proved Reserves	250.0	4.51	8.72	329.4

Proved Developed Reserves	223.0	3.7	5.4	277.9

Guidance

Guidance estimates for the fourth quarter of 2007 and for 2008 are presented in the table below.

	4th Qtr 2007	1st Qtr 2008	2nd through 4th Qtr 2008
Net Production:
Natural Gas (MMcf)	3,100 - 3,150	3,320 - 3,590	10,325 - 11,425
Crude Oil (MBbls)	74 - 76	84 - 92	260 - 290
Natural Gas Liquids (MBbls)	127 - 131	124 - 134	440 - 485
Total Mmcfe	4,306 - 4,392	4,568 - 4,946	14,525 - 16,075

Average Daily Production (Mmcfe/d)	46.8 - 47.7	50.2 - 54.4	52.8 - 58.5

Average Price
Differential vs NYMEX
Natural Gas ($/Mcf)	($0.28) - ($0.34)	($0.22) - ($0.42)	($0.22) - ($0.42)
Crude Oil (% of NYMEX Crude Oil)	98% - 102%	93% - 97%	93% - 97%
Natural Gas Liquids (% of NYMEX Crude Oil)	63% - 67%	62% - 66%	62% - 66%

Transportation Margin (a)	500 - 540	400 - 480	1,150 - 1,350

Expenses:
Operating Expenses:
LOE and other	7,500 - 7,700	8,400 - 9,200	25,700 - 28,300
Production Taxes (as % of revenue)	4.7% - 4.9%	4.6% - 5.0%	4.8% - 5.2%

General and administrative expense (b)	3,050 - 3,250	2,700 - 3,100	8,100 - 9,300

Capital Expenditure (c)	3,400 - 3,700	6,850 - 7,550	25,000 - 28,200

(a) Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.

(b) Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part.

(c) Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

EV Energy Partners, L.P., is a Houston-based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com